EXHIBIT 99.1

5995 Opus Parkway Minnetonka, MN 55343 952.912.5500 952.912.5999 (Fax) 1.800.GKCARES www.gkservices.com
Press Release
FOR RELEASE: April 29, 2014
For Further Information:
At the Company:
Jeff Huebschen, Director, Investor Relations
952.912.5773
Jeff.Huebschen@gkservices.com
G&K Services Declares Special Cash Dividend of $6.00 Per Share
MINNEAPOLIS, MN, April 29, 2014 - G&K Services, Inc. (NASDAQ: GK) announced today that its Board of Directors has declared a special cash dividend of $6.00 per share. The dividend will be payable on June 6, 2014 to shareholders of record at the close of business on May 20, 2014.
“We’re building a great business for the long-run,” said Douglas A. Milroy, Chief Executive Officer. “This special dividend reflects our continuing confidence in the direction of the company and the ongoing strength of our cash flows. It also displays our commitment to maintaining an efficient capital structure and a disciplined approach to capital allocation.”
The aggregate amount paid in connection with this special dividend will be approximately $120 million, which will be funded through a combination of available cash and borrowings under the company’s existing credit facilities.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has nearly 7,800 employees serving approximately 170,000 customers from 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013 and any subsequent filings with the U.S. Securities and Exchange Commission.